Exhibit 10.1

AMENDMENT TO EXECUTIVE SEVERANCE
AND CHANGE IN CONTROL LETTER AGREEMENT

Dear Rich:

This Amendment to Executive Severance and Change in Control Letter Agreement (the “Amendment”) to is made and entered into effective as of December 31, 2018 (the “Amendment Effective Date”) by and between ChannelAdvisor Corporation (“ChannelAdvisor”) and Richard Cornetta (“You”). This Agreement amends the Executive Severance and Change in Control Letter Agreement between You and ChannelAdvisor dated November 5, 2015 (the “Agreement”) effective as of the Amendment Effective Date. Except as expressly provided in this Amendment, the Agreement, as amended by this Amendment, remains in full force and effect. All capitalized terms not defined in this Amendment have the meaning stated in the Agreement.

Section 3 of the Agreement is hereby amended and restated to read as follows:

“3.    Change in Control with No Termination
If there is a Change in Control and Your employment has not been terminated for any reason as of the first anniversary of the Change in Control, then You shall receive one (1) year of acceleration of vesting of all Your Awards that were granted before the Amendment Effective Date and are unvested as of the first anniversary of the Change in Control, with the additional vesting being credited on the first anniversary of the Change in Control.”

Sincerely,
CHANNELADVISOR CORPORATION
/s/ David J. Spitz
David J. Spitz
Chief Executive Officer
Accepted and agreed to by:

/s/ Richard Cornetta
Richard Cornetta

Exhibit 10.1

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL LETTER AGREEMENT

Dear Rich:

This Executive Severance and Change in Control Letter Agreement (the “Agreement”) is made and entered into effective as of November 5, 2015 by and between ChannelAdvisor Corporation (“ChannelAdvisor”) and Richard Cornetta (“You”) to set forth certain obligations if Your employment with ChannelAdvisor is terminated under different scenarios.

1.Definitions
“Award” shall mean any rights held by You to receive shares of ChannelAdvisor stock under a ChannelAdvisor equity incentive plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Performance Stock Award, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, or any Other Stock Award, each as defined in the applicable ChannelAdvisor equity incentive plan.
“For Cause” termination shall mean the termination of Your employment for (i) Your conviction of, or plea of nolo contendere to, a felony involving fraud, moral turpitude or dishonesty; (ii) Your willful participation in a fraud or act of dishonesty against ChannelAdvisor, or Your breach of Your fiduciary duty to ChannelAdvisor, which results in material harm or damage to ChannelAdvisor; (iii) willful violation of a reasonable ChannelAdvisor written policy that causes material harm or damage to ChannelAdvisor that is not cured within thirty days after written notice thereof; (iv) Your intentional damage to ChannelAdvisor’s real and intellectual property which results in harm to ChannelAdvisor; (v) Your death; or (vi) Your physical or mental inability to perform substantially all of Your duties for a period of one hundred eighty (180) days, whether or not consecutive, during any 365-day period.
“Good Reason” termination shall mean the termination of Your employment by Your resignation in the following circumstances: (i) the forced relocation of You to a location that is outside of a thirty (30) mile radius of Morrisville, NC; or (ii) a material reduction in Your total compensation which is not a part of a general reduction or other concessionary arrangement affecting all employees or affecting all senior executive officers on a pro rata, equitable basis. For each event listed in (i) and (ii) above, You shall give ChannelAdvisor notice thereof within ninety (90) days of the initial existence of the event, after which date ChannelAdvisor shall have no less than thirty (30) days to cure the event which would otherwise constitute Good Reason and You must terminate Your employment with the Company for such Good Reason no later than one (1) year after the initial existence of the event giving rise to Good Reason.
“Change in Control” shall have the meaning stated in the ChannelAdvisor Corporation 2013 Equity Incentive Plan, as amended from time to time. If required for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in no event

2

Exhibit 10.1

will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” ChannelAdvisor or “a change in the ownership of a substantial portion of the assets of” ChannelAdvisor as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). ChannelAdvisor may, in its sole discretion and without Your consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A of the Code, and the regulations thereunder.
“Resignation” shall mean Your resignation of employment from ChannelAdvisor in circumstances other than Good Reason.
“Termination Date” shall mean the date Your employment at ChannelAdvisor ends.
2.    Compensation and Benefits Upon Termination
(A)    By ChannelAdvisor For Cause or by You Upon Resignation
If ChannelAdvisor terminates Your employment For Cause or You submit Your Resignation, You shall not be entitled to any of the severance benefits in Sections 2(B) or 2(C) below. However, on the next regularly scheduled payroll date after the Termination Date, ChannelAdvisor shall pay You (i) all earned and unpaid salary and variable compensation, if any, payable pursuant to the applicable variable compensation plan, through the Termination Date; (ii) all accrued and unused vacation time in accordance with ChannelAdvisor policies; and (iii) all of Your outstanding business expenses incurred through the Termination Date pursuant to ChannelAdvisor policies, provided that You submit invoices in accordance with ChannelAdvisor policies (collectively, the “Employment Termination Payments”).
(B)    By ChannelAdvisor other than for Cause or by You for Good Reason
If ChannelAdvisor terminates Your employment, other than For Cause, or You terminate Your employment for Good Reason, and provided that such termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation From Service”), You will receive the Employment Termination Payments, and, subject to Your execution and nonrevocation within the permitted revocation period of a waiver and release in substantial conformity with the form attached hereto as Attachment 1 (“Severance Agreement”):

i.
ChannelAdvisor shall pay to You a payment equal to six (6) months of Your base compensation (“Base Compensation”) plus one month of Your Base Compensation for each Year of Service up to a total maximum of twelve (12) months of Base Compensation. A “Year of Service” means a calendar year of service You complete from the date of Your hire until the Termination Date, rounded up to the nearest whole year if You are 6 months and a day or more into the next Year of Service.

3

Exhibit 10.1

In addition, ChannelAdvisor shall pay to You either:
(a)    if Your compensation includes a quarterly variable incentive component and the Termination Date is not the last day of the calendar quarter, then one calendar quarter of Your then current quarterly variable incentive compensation calculated at 100% achievement; OR
(b)     if Your compensation includes an annual variable incentive compensation component and the Termination Date is not the last day of the calendar year, a prorated share (for the period from the beginning of the calendar year to the Termination Date) of Your then current annual variable compensation calculated at 100% achievement.
Payment of the amounts in this Section 2(B)(1) shall be made in a one-time lump sum payment on the next available regularly scheduled payroll date within sixty (60) days following the Termination Date.

1.
If You timely and properly elect COBRA continuation coverage under ChannelAdvisor’s group health plan for medical or dental coverage, ChannelAdvisor shall pay the monthly premium for the coverage directly to the insurance provider for a period of up to 12 months following the Termination Date. If You receive subsequent employment that includes one or both of these benefits, then upon the first date You are eligible to receive the benefits, You shall promptly notify ChannelAdvisor in writing. Upon receipt of Your notice, ChannelAdvisor shall cease payment for any benefits that are provided by Your new employer. If You delay in notifying ChannelAdvisor of a change in benefits status, You shall promptly return all overpayments.

2.	ChannelAdvisor shall accelerate vesting of all of the Awards that are unvested as of the Termination Date by one quarter of a year (3 months).

3.	ChannelAdvisor shall extend the exercise period for the Awards until two (2) years from the Termination Date, but in no event will the exercise period extend beyond the original term of the Award.
(C)    Termination in Connection with Change in Control Event
If there is a Change in Control, and if, within the period during the two (2) months before or the twelve (12) months after the Change in Control, ChannelAdvisor (or the acquiring entity) (i) terminates Your employment, other than For Cause, or (ii) You terminate Your employment for Good Reason, in each case provided that the termination of employment constitutes a Separation From Service, You will receive the Employment Termination Payments, and, subject to Your execution and nonrevocation within the permitted revocation period of the Severance Agreement, on the next available regularly scheduled payroll date within sixty (60) days following the Termination Date, ChannelAdvisor shall provide You

4

Exhibit 10.1

(1) the benefits in Sections 2(B)(1), (2) and (4) above, and (2) full acceleration of vesting of all Your Awards that are unvested as of the Termination Date, with the effect that all such Awards shall be fully vested and exercisable as of the Termination Date.
3.    Change in Control with No Termination
If there is a Change in Control and Your employment has not been terminated for any reason as of the first anniversary of the Change in Control, then You shall receive one (1) year of acceleration of vesting of all Your Awards that are unvested as of the first anniversary of the Change in Control, with the additional vesting being credited on the first anniversary of the Change in Control.

4.    Section 280G
(A)Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if (i) any of the payments or benefits provided or to be provided by ChannelAdvisor to You or for Your benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code subject to the excise tax imposed under Section 4999 of the Code (or any successor provision) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), and (ii) the aggregate present value of the parachute payments reduced by the Excise Tax would be less than three (3) times Your “base amount” as defined in Section 280G(b)(3) of the Code, then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax.

(B)Any such reduction shall be made by in accordance with Section 409A of the Code and the following:

(i)	the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first;

(ii)
all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date; and

(iii)	in the event that accelerated vesting of Awards is to be reduced, such acceleration will be cancelled in the reverse order of the dates on which the Awards were granted.

5

Exhibit 10.1

(C)You shall provide ChannelAdvisor with such information and documents as ChannelAdvisor may reasonably request in order to make a determination under this Section 4.

5.	Compliance with Section 409A of the Code
It is intended that all of the payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. If any of the payments are not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A of the Code, and incorporates by reference all required definitions and payment terms. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Your right to receive any installment payments under this Agreement (whether severance payments, expense reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if You are deemed by ChannelAdvisor at the time of Your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments, including the severance benefits provided under this Agreement, upon Separation From Service set forth herein and/or under any other agreement with ChannelAdvisor are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, such payments will not be provided to You prior to the earliest of (i) the expiration of the six (6)-month period measured from the date of Your Separation From Service with ChannelAdvisor, (ii) the date of Your death or (iii) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph will be paid in a lump sum to You, and any remaining payments due will be paid as otherwise provided in this Agreement or in the applicable agreement. No interest will be due on any amounts so deferred.
6.General
ChannelAdvisor shall take any required corporate actions needed as of the Termination Date to insure the acceleration of the Awards and extension of the exercise period as described in this Agreement. This Agreement constitutes the entire agreement between the parties with respect to termination of Your employment with ChannelAdvisor except for that certain ChannelAdvisor Corporation Special Terms and Conditions of Employment between You and ChannelAdvisor dated September 23, 2013, as may be amended from time to time. If there is a conflict between the terms of this and any other agreement between You and ChannelAdvisor, this Agreement shall control. Any amendments to this Agreement and any material changes to Attachment 1 hereto must be in writing and executed by both parties.

6

Exhibit 10.1

This Agreement may be entered into by each party in separate counterparts and shall constitute one fully executed Agreement upon execution by both You and ChannelAdvisor. This Agreement shall be construed in accordance with the laws of the State of North Carolina, without regard to conflict of laws principles. If the parties enter into legal proceedings in dispute of any of the terms of this Agreement, the losing party shall pay all reasonable legal fees of the prevailing party. This Agreement is binding upon ChannelAdvisor’s successors (whether by merger, sale of stock, or sale of all or substantially all its assets) and assigns.
Sincerely,
CHANNELADVISOR CORPORATION
/s/ David J. Spitz
David J. Spitz
Chief Executive Officer
Accepted and agreed to by:

/s/ Richard Cornetta
Richard Cornetta

7

Exhibit 10.1

Attachment 1 to the Agreement

SEVERANCE AGREEMENT
This Severance Agreement (“Severance Agreement”), containing a release and waiver among other terms, is made as of the ________ day of _________________________, by and between ________________ (“Employee”) and ChannelAdvisor Corporation, for the benefit of its employees, officers, directors, successors and assigns (collectively and individually, “ChannelAdvisor”).
1.    Separation. Employee’s last day of work with ChannelAdvisor and Employee’s employment termination date will be____________________ (the “Separation Date”).
2.    Payment to Employee.
a.Accrued Compensation. Employee agrees that, upon payment by ChannelAdvisor of Employee’s earned salary and variable compensation, if any, payable pursuant to the applicable variable compensation plan through the Separation Date (collectively, “Compensation”), Employee has received from ChannelAdvisor all compensation due to Employee. Employee further agrees that Employee will be paid for all accrued and unused vacation time due to Employee in accordance with ChannelAdvisor policies. The ChannelAdvisor vacation policy is that upon termination, eligible employees are paid for accrued but unused vacation, up to a maximum of 40 hours. Employee will receive these Compensation and vacation payments on the first regular pay date following the Separation Date in accordance with ChannelAdvisor’s normal pay cycle, regardless of whether or not Employee signs this Severance Agreement
b.Expense Reimbursements. If Employee has been issued any ChannelAdvisor credit or calling cards, ChannelAdvisor will cancel these card(s) effective as of the Separation Date. Employee agrees that, on the Separation Date, Employee will submit Employee’s final documented expense reimbursement statement reflecting all business expenses Employee incurred through the Separation Date, if any, for which Employee seeks reimbursement. ChannelAdvisor will reimburse Employee for reasonable business expenses pursuant to ChannelAdvisor’s regular business practice. Employee will receive these payments regardless of whether or not Employee signs this Severance Agreement
c.Severance Payment and Benefits. In accordance with and subject to the terms of that certain Executive Severance and Change in Control Letter Agreement between Employee and ChannelAdvisor dated _________________ (the “Agreement”) in particular, the requirement that this Severance Agreement becomes effective by the twenty-ninth (29th) day following the Separation Date as provided in Paragraph 11 of this Severance Agreement, ChannelAdvisor will:

a.
pay Employee an amount equal to $___________ pursuant to Section 2(B)(1) of the Agreement, which total amount shall be paid in a one-time lump sum payment on the next available regularly scheduled payroll date within sixty (60) days following the Separation Date, and,

Exhibit 10.1

b.
if Employee timely and properly elects COBRA continuation coverage under ChannelAdvisor’s group health plan for medical or dental coverage, ChannelAdvisor will pay the monthly premium for the coverage directly to the insurance provider for a period of up to 12 months. If Employee receives subsequent employment that includes one or both of these benefits, then upon the first date Employee is eligible to receive the benefits, Employee shall promptly notify ChannelAdvisor in writing. Upon receipt of Employee’s notice, ChannelAdvisor shall cease payment for any benefits that are being provided by Employee’s new employer. If Employee delays in notifying ChannelAdvisor of the change in benefits status, Employee shall promptly return all overpayments.

(a)    Withholding. Employee agrees that all payments made pursuant to this Paragraph are compensation income and that ChannelAdvisor will make these payments net of applicable withholding and other employment related taxes, with withholding on payments under Paragraph 2(c) shall be made at the lower of Employee’s normal withholding rate or the statutory rate for supplemental wages.
(b)    No Other Payments Related to Employment. Employee agrees that upon payment of the amounts specified in Paragraphs 2(a), (b) and (c) no further amounts (including without limitation base salary, bonus, incentive or variable compensation, equity, severance or benefits) are due to Employee from ChannelAdvisor for any cause or reason with respect to, related to, or arising from Employee’s employment with ChannelAdvisor after the Separation Date except as otherwise set forth in this Severance Agreement.
(c)    Awards. Exhibit A states the number of Awards (as defined in the Agreement) held by Employee to receive shares of ChannelAdvisor stock under a ChannelAdvisor equity incentive plan and vested as of the Separation Date, after giving effect to any applicable acceleration provisions in the Agreement relating to the Awards. Upon expiration of an Award, Employee shall have no further rights under the Award.
1.    Worker’s Compensation, 401(k) Plan and other Benefits. Employee understands that this Severance Agreement does not affect any rights Employee may have with respect to any applicable worker’s compensation claims, but represents that as of the execution of this Severance Agreement Employee has no injuries or physical or mental limitations, restrictions or impairments that preclude Employee from working in any way and has not suffered any on-the-job injury for which Employee has not already filed a claim. Employee understands that Employee’s right to participate in all ChannelAdvisor employee benefit plans terminates on the Separation Date, except for continuation of medical and dental coverage as provided herein. Any benefits accrued and vested as of the Separation Date and which, by their express terms, survive any termination of employment, shall survive in accordance with their respective terms. Following the Separation Date, the ChannelAdvisor 401(k) Plan administrator will provide Employee with information regarding the distribution and/or rollover of any 401(k) funds.
2.    Ongoing Obligations. Employee acknowledges that all obligations under the applicable ChannelAdvisor Corporation Special Terms and Conditions of Employment by and

Exhibit 10.1

between ChannelAdvisor and Employee, dated September 23, 2013 (“Special Terms”), shall continue and shall remain in full force and effect following Employee’s termination in accordance with the terms and conditions of the Special Terms. In particular, Employee understands that all obligations concerning non-disclosure and non-use of confidential information, ownership of confidential information and work product, assistance after employment and non-competition shall continue in accordance with the terms and conditions of the Special Terms. Employee acknowledges that Employee will abide by the terms set forth in the Special Terms, including without limitation the terms regarding noncompetition, non-disclosure and non-use of confidential information.
3.    Pre-Employment Excluded Work Product. If Employee listed certain excluded pre-employment work product or creation (collectively, “Excluded Work Product”) from ChannelAdvisor Ownership in Employee’s Special Terms, Employee represents and warrants that no Excluded Work Product, as defined in the Special Terms, was ever included in any product, process, methodology, service, or machine that Employee worked on or worked in conjunction with while employed with ChannelAdvisor. Without limiting the preceding, if in the course of Employee’s employment with ChannelAdvisor, Employee incorporated, whether intentional or incidental, Excluded Work Product into a ChannelAdvisor product, process, methodology, service, or machine, ChannelAdvisor is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, make (and own) derivative works of, publicly perform, use, sell, import, and exercise any and all present and future rights in such Excluded Work Product
4.    Return of Property. By the Separation Date, Employee shall return to ChannelAdvisor all property of ChannelAdvisor, whether tangible or intangible, in Employee’s possession or control, including without limitation, the ChannelAdvisor laptop computer Employee has been using, electronic storage devices, and any other equipment provided by ChannelAdvisor (without deletion of any information stored thereon), company credit cards and calling cards, ChannelAdvisor office keys, and any documents, books, rolodexes (in paper or electronic form), or other information, and all copies thereof. Please coordinate return of ChannelAdvisor property with [_____]. Employee represents that as of the Separation Date, Employee does not have any other ChannelAdvisor equipment, materials, resources or confidential information in Employee’s possession or under Employee’s control. Receipt of the payments and benefits described in this Severance Agreement is expressly conditioned upon return of all ChannelAdvisor property.
5.    Confidentiality. The provisions of this Severance Agreement will be held in strictest confidence by Employee and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Employee may disclose this Severance Agreement to Employee’s immediate family; (b) Employee may disclose this Severance Agreement in confidence to Employee’s attorney, accountant, auditor, tax preparer, and financial advisor; and (c) Employee may disclose this Severance Agreement to the extent required by law, a governmental investigatory agency or legal process.
6.    Nondisparagement. Employee agrees not to disparage ChannelAdvisor or ChannelAdvisor’s attorneys, directors, managers, partners, employees, agents and affiliates, in any

Exhibit 10.1

manner likely to be harmful to them or their business, business reputation or personal reputation; provided that Employee may respond accurately and fully to any question, inquiry or request for information by a governmental investigatory agency or when required by legal process. ChannelAdvisor and its directors, officers and employees agree not to disparage Employee in any manner likely to be harmful to the goodwill and good reputation of Employee, provided that ChannelAdvisor may respond accurately and fully to any question, inquiry, or request for information when required by a governmental investigatory agency or legal process.
7.    Inquiries. In consideration of the payments and benefits provided to Employee by this Severance Agreement, Employee agrees to answer from time to time, inquiries from ChannelAdvisor related to work undertaken by Employee during Employee’s employment with ChannelAdvisor.
8.    Waiver and Release.
a.In consideration of the payments and benefits made pursuant to this Severance Agreement the sufficiency of which is hereby acknowledged, Employee hereby voluntarily, willingly, absolutely, unconditionally and irrevocably, fully releases and discharges ChannelAdvisor (and its officers, directors, employees, agents and representatives) of and from any and all debts, demands, actions, causes of action, suits, promises, representations, contracts, obligations, claims, counterclaims, defenses, rights of setoff, demands or liability whatsoever of every name and nature, both at law and in equity including, by way of example and not limitation, rights and claims arising under [[Applicable only if over 40] the Age Discrimination in Employment Act (the “ADEA”) of 1967, as amended, the Older Worker Benefit Protection Act, ] Title VII of the Civil Rights Act of 1964, as amended, Sections 1981 - 1983 of Title 42 of the United States Code, the Equal Pay Act of 1963, as amended, the Americans with Disabilities Act, and any other applicable state and federal employment discrimination laws, breach of contract (including without limitation breach of contract to provide Employee with additional stock in ChannelAdvisor), unpaid expenses or benefits, wrongful discharge, interference with contract, breach of any ChannelAdvisor policy, practice or procedure, negligence, the Employee Income Retirement Security Act of 1974, as amended, loss of consortium, loss of fringe benefits, fraud, misrepresentation, defamation and/or all other claims of tortious conduct which Employee or Employee’s successors in interest or assigns now have, ever have had, or can, shall or may have, as of the date hereof, whether known or unknown, suspected or unsuspected, against ChannelAdvisor arising from or in any manner related to Employee’s employment, or the termination thereof, for whatever cause, or arising from or relating to any other event occurring prior to the date Employee executes this Severance Agreement; provided however that this waiver and release does not cover any claim Employee may have for breach of the terms of this Severance Agreement by ChannelAdvisor and does not effect Employee’s right and ability to enforce the terms of this Severance Agreement. Employee represents that Employee has no lawsuits, claims or actions pending in Employee’s name, or on behalf of any other person or entity, against ChannelAdvisor or any other person or entity subject to the release granted in this Paragraph. Notwithstanding the foregoing, Employee is not releasing ChannelAdvisor from any claims that cannot be waived by law, Employee is not releasing ChannelAdvisor from any obligation undertaken in any preexisting obligation to indemnify Employee pursuant to ChannelAdvisor articles and bylaws or applicable

Exhibit 10.1

law, and Employee is not waiving Employee’s right to make any claim, charge or complaint with any governmental agency or participate in an investigation by any such agency. Employee is waiving, however, Employee’s right to any monetary or other relief if any governmental agency or entity, including without limitation the U.S. Equal Employment Opportunity Commission or the federal or a state department of labor, pursues any claims on Employee’s behalf.
b.In consideration of the execution of this Severance Agreement by Employee, ChannelAdvisor hereby voluntarily, willingly, absolutely, unconditionally and irrevocably, releases and discharges Employee of and from any and all debts, demands, actions, causes of action, suits, promises, representations, contracts, obligations, claims, counterclaims, defenses, rights of setoff; demands or liability whatsoever of every name and nature, both at Law and in Equity which ChannelAdvisor or its successors in interest or assigns now have, ever have had, or can, shall or may have, whether known or unknown, suspected or unsuspected, against Employee arising from or in any manner related to Employee’s employment, or the termination thereof, for whatever cause, or arising from or relating to any other event occurring prior to the date hereof. ChannelAdvisor represents that ChannelAdvisor has no lawsuits, claims or actions pending in ChannelAdvisor’s name, or on behalf of any person or entity, against the Employee or any other person or entity subject to the release granted in this Paragraph. ChannelAdvisor warrants and covenants it shall maintain for at least six (6) years following Employee’s Termination Date, liability insurance coverage (Director’s and Officer’s liability insurance coverage or tail coverage), sufficient to cover (but no less than $3 million dollars) Employee’s actions as a director and/or officer of ChannelAdvisor with respect to matters arising prior to or as of Employee’s Termination Date.
9.    ADEA Waiver. [Applicable only if over 40] Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA, as amended. Employee also acknowledges that (i) the consideration given to Employee in exchange for the waiver and release in this Severance Agreement is in addition to anything of value to which Employee was already entitled, and (ii) that Employee has been paid for all time worked and has received all the leave, leaves of absence and leave benefits and protections for which Employee is eligible. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Severance Agreement; (b) Employee has been advised hereby that Employee should consult with an attorney prior to executing this Severance Agreement; (c) Employee twenty-one (21) days to consider this Severance Agreement (although Employee may choose to voluntarily execute this Severance Agreement earlier and, if Employee does, Employee will sign the Consideration Period waiver below); (d) Employee has seven (7) days following Employee’s execution of this Severance Agreement to revoke the Severance Agreement in writing actually delivered to [_____] at ChannelAdvisor; and (e) this Severance Agreement shall not be effective until the date upon which the revocation period has expired unexercised, which shall be the eighth day after this Severance Agreement is executed by Employee (the “Effective Date”).
10.    No Admission. This Severance Agreement does not constitute an admission by ChannelAdvisor of any wrongful action or violation of any federal, state, or local statute, or common

Exhibit 10.1

law rights, including without limitation those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
11.    Breach. Employee agrees that upon any breach of this Severance Agreement by Employee, Employee will forfeit all amounts paid or owing to Employee under this Severance Agreement and ChannelAdvisor will be relieved of its obligations hereunder except to the extent that such forfeiture and relief would result in an invalidation of the release set forth above.  Further, Employee acknowledges that it may be impossible to assess the damages caused by Employee’s violation of the terms of Paragraphs 4 to 11 of this Severance Agreement and further agrees that any threatened or actual violation or breach of those paragraphs of this Severance Agreement will constitute immediate and irreparable injury to ChannelAdvisor.  Employee therefore agrees that any such breach of this Severance Agreement is a material breach of this Severance Agreement, and, in addition to any and all other damages and remedies available to ChannelAdvisor upon Employee’s breach of this Severance Agreement, ChannelAdvisor shall be entitled to an injunction to prevent Employee from violating or breaching this Severance Agreement.
12.    Reliance. Employee acknowledges and represents that in executing this Severance Agreement Employee is not relying, and has not relied, upon any representation or statement not expressly stated in this Severance Agreement made by ChannelAdvisor, its agents, employees, representatives, or agents with regard to the subject matter of this Severance Agreement
13.    Waiver. No waiver of any right or remedy with respect to any occurrence or event shall be valid unless it is in writing and executed by the waiving party, and further no such valid waiver shall be deemed a waiver of such right or remedy with respect to such occurrence or event in the future, and shall not excuse a subsequent breach of the same term.
14.    Successors and Assigns. This Severance Agreement is binding upon the parties hereto, and their respective heirs, successors and assigns.
15.    Legal Review. Both parties have had an opportunity for legal review of all terms of this Severance Agreement. The parties agree that in interpreting any issues which may arise, any rules of construction related to who prepared the Severance Agreement shall be inapplicable, each party having contributed or having had the opportunity to contribute to clarify any issue.
16.    Severability; Entire Agreement. Each provision of this Severance Agreement is severable from every other provision of this Severance Agreement. Any provision of this Severance Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Severance Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Employee acknowledges that this Severance Agreement, together with any agreements specifically referenced herein, contains the entire agreement of the parties with respect to the subject matter hereof. Any agreement between the parties purporting to amend a term or condition of this Severance Agreement shall be in writing and shall specifically identify the paragraph number of the term or condition to be changed, as well as state the parties’ specific intent to amend that term or condition.

Exhibit 10.1

Please return this signed Severance Agreement by _________________, otherwise, this Severance Agreement shall expire and Employee will forfeit any and all right to the considerations described above.
IN WITNESS WHEREOF, each of the parties to this Severance Agreement has freely and knowingly executed this Severance Agreement.

EMPLOYEE By: Name: __________________________ Date: Forwarding Address:	CHANNELADVISOR CORPORATION By: Name: __________________________ Its:

Exhibit 10.1

Applicable only if over 40
CONSIDERATION PERIOD
I, ___________________, understand that I have the right to take at least 21 days to consider whether to sign this Severance Agreement, which I received on _________________, 201[_]. If I elect to sign this Severance Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21 day consideration period.
AGREED:

Employee Signature    Date

Exhibit 10.1

Exhibit A
Employee Vested Equity Incentive Awards